Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210
VION REPORTS 2008 FULL-YEAR AND FOURTH-QUARTER RESULTS
Company to hold Conference Call on March 11, 2009
NEW HAVEN, CT, March 10, 2009 — VION PHARMACEUTICALS, INC. (OTC BULLETIN BOARD: VION) today announced financial results for the full year and fourth quarter of 2008.
The Company reported a net loss of $29.8 million, or $4.04 per share, for the year ended December 31, 2008, compared with a net loss of $34.0 million, or $5.05 per share, for 2007. Weighted-average common shares outstanding for the years ended December 31, 2008 and December 31, 2007 were 7.4 million and 6.7 million, respectively.
The Company reported ending the year with $38.0 million in cash and cash equivalents.
In February 2009, the Company submitted a New Drug Application with the U.S. Food and Drug Administration for its lead anticancer agent Onrigin™ (laromustine) Injection for remission induction treatment for patients sixty years of age or older with de novo poor-risk acute myeloid leukemia.
Alan Kessman, Chief Executive Officer, commented, “We are pleased to have submitted the New Drug Application for Onrigin™ in February. In the coming months, we will be interacting with the FDA on the application.”
A net loss of $6.9 million, or $0.93 per share, was reported for the fourth quarter of 2008, compared with a net loss of $8.2 million, or $1.18 per share, for the same period in 2007. Weighted-average common shares outstanding for the three months ended December 31, 2008 and 2007 were 7.5 million and 6.9 million, respectively.
Conference Call
The Company will hold a conference call at 8:30 a.m. Eastern Time on March 11, 2009 to discuss its operations and financial results.
To participate in the conference call, please dial (866) 202-3048 in the U.S. ((617) 213-8843 for international callers) at least 15 minutes before the start of the call. When prompted for a pass code, please enter 74961546.

An audio webcast of the call will be accessible at www.vionpharm.com. Those who wish to listen to the conference call on the Web should visit the Investor Relations section of the Company’s website at least 15 minutes prior to the event broadcast, and follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.
A replay of the call will be available two hours after the completion of the call at (888) 286-8010 in the U.S., ((617) 801-6888 for international callers), pass code 72923839. The replay will be available through Wednesday, March 25, 2009.
About Vion
Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative oncology therapeutics. Vion has two agents in clinical trials, Onrigin™(laromustine) Injection and Triapine®. The Company has submitted an NDA with the FDA for Onrigin™ for remission induction treatment for patients sixty years of age or older with de novo poor-risk AML. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.
This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion’s potential inability to obtain regulatory approval for its products, particularly Onrigin™ (laromustine) Injection (formerly Cloretazine® (VNP40101M)), delays in the regulatory approval process, particularly for Onrigin™ (laromustine) Injection, including possible rejection by the FDA of our NDA submission, possible rejection by the FDA of our request for priority review, and possible delays in the FDA’ s review process beyond our expectation for approval in the second half of 2009, delays or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies, clinical trials or interim clinical trial data are not confirmed by safety and efficacy results in later or final clinical trials, the need for additional research and testing, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2007, Form 10-Q for the quarter ended September 30, 2008 and Amendment No. 1 to Form S-1 Registration Statement filed on February 2, 2009. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
—Financial Statements Follow—

VION PHARMACEUTICALS, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except per share data)	2008	2007	2008	2007
	(Unaudited)
Technology license fee revenue	$8	$50	$43	$66

Operating expenses:
Clinical trials	1,685	2,846	9,552	13,627
Other research and development	2,103	2,673	7,995	10,571

Total research and development	3,788	5,519	17,547	24,198
Marketing, general and administrative	1,934	2,042	7,589	8,429

Total operating expenses	5,722	7,561	25,136	32,627

Loss from operations	(5,714)	(7,511)	(25,093)	(32,561)

Interest income	71	787	1,062	3,390
Interest expense	(1,528)	(1,483)	(6,067)	(5,135)
Other expense, net	7	(26)	(8)	(30)

Loss before income taxes	(7,164)	(8,233)	(30,106)	(34,336)

Income tax provision (benefit)	(258)	(74)	(258)	(343)

Net loss	$(6,906)	$(8,159)	$(29,848)	$(33,993)

Basic and diluted loss per share(1)	$(0.93)	$(1.18)	$(4.04)	$(5.05)

Weighted-average number of shares of common stock outstanding(1)	7,454	6,898	7,380	6,737

(1)	Adjusted for all periods presented to reflect the Company’s one-for-ten reverse stock split effected February 20, 2008.
CONDENSED CONSOLIDATED BALANCE SHEET DATA

	December 31,
(In thousands)	2008	2007

Cash and cash equivalents	$37,990	$61,067
Total assets	39,474	63,195
Convertible senior notes	55,443	54,275
Total liabilities	62,858	61,988
Shareholders’ (deficit) equity	(23,384)	1,207

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